Exhibit 1

Transactions in Shares Effected by Kent Lake Partners LP During the Past Sixty Days

Nature of Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Sale of Common Stock	(2,669)	$10.2549	01/29/2025
Sale of Common Stock	(3,158)	$10.2742	01/30/2025
Sale of Common Stock	(5,796)	$10.0344	01/31/2025
Sale of Common Stock	(8,865)	$9.8317	02/03/2025
Sale of Common Stock	(10,087)	$10.1707	02/04/2025
Sale of Common Stock	(3,191)	$10.2990	02/05/2025
Sale of Common Stock	(2,146)	$10.2452	02/06/2025
Sale of Common Stock	(590)	$10.0016	02/07/2025
Sale of Common Stock	(4,945)	$9.5672	02/10/2025
Sale of Common Stock	(3,900)	$9.4507	02/11/2025
Sale of Common Stock	(5,108)	$9.1646	02/12/2025
Sale of Common Stock	(5,723)	$9.5290	02/13/2025
Sale of Common Stock	(1,735)	$9.8243	02/14/2025
Sale of Common Stock	(9,829)	$9.9917	02/18/2025
Sale of Common Stock	(3,377)	$9.7246	02/19/2025
Sale of Common Stock	(4,864)	$9.3756	02/20/2025
Sale of Common Stock	(200)	$9.1000	02/21/2025
Purchase of Common Stock	3,219	$7.2607	03/06/2025
Purchase of Common Stock	7,192	$7.2545	03/07/2025
Purchase of Common Stock	24,678	$7.0483	03/10/2025
Purchase of Common Stock	15,769	$6.8386	03/11/2025
Purchase of Common Stock	14,034	$6.8192	03/12/2025
Purchase of Common Stock	3,735	$6.8036	03/13/2025
Purchase of Common Stock	1,193	$6.8500	03/17/2025
Purchase of Common Stock	1,525	$6.8056	03/18/2025
Sale of Common Stock	(1,000)	$6.7690	03/19/2025
Sale of Common Stock	(2,443)	$6.6821	03/20/2025